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                                                                    EXHIBIT 11.1

                      APACHE CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                        1994              1993               1992
                                                   --------------    -------------      --------------
Weighted Average Calculation:
- ----------------------------

Net income                                         $      42,837      $      37,334      $      47,776
                                                   =============      =============      =============

Weighted average shares outstanding                       61,317             53,534             46,904
                                                   =============      =============      =============

Net income per share, based on
  weighted average shares outstanding              $         .70      $         .70      $        1.02
                                                   =============      =============       ============


Primary Calculation:
- --------------------

Net income                                         $      42,837      $      37,334      $      47,776

Assumed conversion of
  3.93-percent debentures                                  2,121              2,145                141
                                                   -------------      -------------     --------------

Net income, as adjusted                            $      44,958      $      39,479      $      47,917
                                                   =============       ============       ============

Common stock equivalents:

Weighted average shares outstanding                       61,317             53,534             46,904

Stock options                                                115                242                 65

Common stock equivalents
  assuming conversion of 3.93-percent
  debentures                                               2,778              2,778                205
                                                  --------------     --------------      -------------

                                                          64,210             56,554             47,174
                                                   =============      =============      =============

Net income per common share primary                $         .70      $         .70      $        1.02
                                                   =============      =============      =============

The assumed conversion of other convertible debt would be insignificant or anti-dilutive for all the periods presented above.